Exhibit 10

LOCKHEED MARTIN CORPORATION

SPECIAL TERMINATION PLAN

FOR CERTAIN MANAGEMENT EMPLOYEES

Effective July 6, 2010

The Lockheed Martin Corporation (“Company”) has determined that it wishes to encourage a permanent reduction in the number of management employees employed by the Company. Thus, the Company has decided to implement a voluntary termination plan designed to reduce its management workforce. This document sets forth the terms of the Lockheed Martin Corporation Special Termination Plan for Certain Management Employees (the “Plan”). The Plan provides benefits to Eligible Employees who volunteer to be terminated from the Company with a termination date on or after February 1, 2011 in connection with a limited voluntary termination window program commencing approximately July 6, 2010 and ending approximately September 7, 2010 (or other such dates specified in writing by the Company in its sole discretion) and otherwise satisfy the eligibility requirements of the Plan as determined by the Plan Administrator.

This Plan is intended to provide benefits to Eligible Employees pursuant to a limited voluntary termination window that meets the requirement of exception from the definition of deferred compensation for involuntary separation programs, as set forth in Internal Revenue Code (“Code”) section 409A and the regulations issued thereunder. To the extent that the Plan provides benefits to an Eligible Employee in excess of the limits under the Code section 409A exception for limited window programs, all terms contained herein shall be interpreted in accordance with Code section 409A with respect to such Eligible Employee.

Section 1. Definitions. The following terms when capitalized have the following meaning:

(a) Affiliate - Any person, any corporation, association, partnership, joint venture or other business entity of which 50% or more of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled (directly or indirectly) by the Company or by one or more of its Affiliates, or by a combination thereof.

(b) Annual Base Pay - The Employee’s annual salary at the time of the Employee’s Termination Date. Annual Base Pay shall not include incentive compensation, overtime, equity awards, or any other additions to salary.

(c) Appeals Committee - With respect to Eligible Employees who are elected as officers by the Company’s Board of Directors, the Management Development and Compensation Committee of the Company’s Board of Directors; with respect to all other Eligible Employees, the Special Termination Plan Administrative Committee, the members of which shall be appointed by the Senior Vice President, Human Resources or his delegate.

(d) Cause - Any of the following: (i) Commission of a crime that the Company determines could harm the Company’s reputation or financial prospects or could subject the Company to penalties or sanctions; (ii) A violation of any of the Company’s corporate policy statements that involve compliance with law which violation the Company determines could harm the Company’s reputation or financial prospects; (iii) A violation of the Company’s Code of Ethics and Business Conduct that the Company determines could harm the Company’s reputation or financial prospects; (iv) Refusal to cooperate with the Company in a Company investigation; or (v) Any similar conduct with respect to which the Company determines in its sole discretion that the payment of a benefit under the Plan would not be in the Company’s best interest.

(e) Claims Administrator - The Company’s Vice President, Total Rewards & Performance Management.

(f) Code - The Internal Revenue Code of 1986, as amended.

(g) Committee - The Management Development and Compensation Committee of the Company’s Board of Directors.

(h) Company - Lockheed Martin Corporation or any successor entity.

(i) Eligible Employee - An Employee who satisfies the requirements for eligibility for coverage under Section 2 and who is not covered by any of the exceptions described in Section 3.

(j) Employee - An individual who is employed by the Company and is treated on the Company’s payroll records as a salaried employee of the Company. The term “Employee” excludes (i) anyone who is not a citizen or resident of the United States and whose duties are primarily performed outside the United States; (ii) employees of Sandia Corporation, Pacific Architects and Engineers, Inc., Savi Technology, Inc., the Lockheed Martin Investment Management Company, and the Enterprise Integration Group of the Information Systems & Global Solutions business area.

(k) Follow-on Benefits - A payment equal to the cost to the Eligible Employee of continuing for one year his or her coverage under the Company’s medical, dental and vision plans under the plans and with the same level of coverage as elected by the Eligible Employee during open enrollment for the Plan Year in which Eligible Employee’s Termination Date occurs (but excluding flexible spending account plans). The amount will be an estimate of the cost charged Employees for coverage provided by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1987 (COBRA coverage).

(l) Full Bonus Equivalent - An amount equal to an Eligible Employee’s Annual Base Pay on the Termination Date multiplied by the target level assigned to the Eligible Employee under Paragraph B of Exhibit A to the Lockheed Martin Corporation 2006 Management Incentive Compensation Plan (Performance-Based) or any successor plan.

(m) Plan Administrator - Lockheed Martin Corporation.

(n) Plan - This Lockheed Martin Corporation Special Termination Plan for Certain Management Employees.

(o) Salaried Employee Plan - The Severance Benefit Plan for Employees of Lockheed Martin Corporation, Lockheed Martin Corporation Severance Benefit Plan For Certain Management Employees or any other plan sponsored by the Company or an Affiliate that provides benefits in the case of a layoff or reduction in force to salaried employees of the Company or its Affiliates.

(m) Termination Benefit - The benefit payable under Section 4 of the Plan.

(n) Termination Date - February 1, 2011 or such other date as is specified in writing by the Company.

(o) Termination of Employment - To the extent that an Employee’s Termination Benefit constitutes deferred compensation within the meaning of Code section 409A, the term “termination of employment” shall have the same meaning as the term “separation from service” in Code section 409A.

(p) Window - The period of time beginning July 6, 2010 and ending September 7, 2010 (or such other dates designated in writing by the Senior Vice President, Human Resources or his delegate) during which Employees may volunteer to terminate employment under the terms of this Plan.

(q) Years of Service - The number of consecutive calendar months from (and including) the month of the Eligible Employee’s date of hire through and including the month in which the applicable Employee’s Termination Date occurs, divided by 12. Fractional Years of Service will be disregarded, so that only full Years of Service will be recognized. The only exception relating to fractional years of service pertains to Eligible Employees who have more than six months of service in a year, but less than a full year of service, in which case the fractional year will be calculated as one Year of Service.

Section 2. Eligibility for Coverage. An Employee shall be eligible for coverage under the Plan if the Employee satisfies all of the following:

(a) The Employee is classified in the Company’s payroll system as a level L7, level L8, or level L9 Employee of the Company on his or her first day of the Window, but is not a Named Executive Officer within the meaning of Item 402(a) of Regulation S-K promulgated by the Securities and Exchange Commission;

(b) The Employee has volunteered during the Window to terminate employment under the terms of this Plan by means of a written request submitted prior to the end of the Window in the manner specified by the Senior Vice President, Human Resources or his delegate;

(c) The Employee’s written request has been accepted by the Senior Vice President, Human Resources, in his discretion and in consultation with business area corporate functional leadership;

(d) The Employee is not receiving a benefit under the Salaried Employee Plan and is not a party to another plan, agreement or arrangement providing severance, termination, or similar benefits on account of termination of employment;

(e) The Employee is not disqualified from participation in the Plan because the Employee’s termination of employment is on account of one of the exceptions set forth in Section 3;

(f) Within 45 calendar days of the Eligible Employee’s termination of employment under the terms of the Plan, the Employee executes (and does not revoke) a valid and binding written release of the Company and its directors, officers and Employees of claims of any kind or nature in respect of the Employee’s employment with the Company and any predecessor employer (and each of their affiliates) in the form and at the time specified by the Company;

(g) The Employee remains employed until his or her Termination Date.

Section 3. Exceptions to Coverage as a Voluntary Termination Event. Notwithstanding Section 2 or anything else to the contrary, an Employee’s termination of employment under the terms of this Plan will not be considered to have occurred and the Employee will not be entitled to a Termination Benefit if:

(a) The Employee is transferred to or assumes another position within the Company or with any Affiliate or any joint venture in which the Company has a 50% or more interest;

(b) The Employee is terminated for Cause; or

(c) Prior to the commencement of the Window or after the close of the Window, the Employee announces his or her decision to terminate employment.

Section 4. Calculation of Termination Benefit.

(a) Eligible Employees who are not Elected Officers. The following Termination Benefits are available only to Eligible Employees who are not elected officers of the Company:

(i)	A lump sum payment equal to the sum of the applicable amounts set forth in Section 4(a)(i)(A), (B), and (C) below:

	(A)	(1) For Eligible Employees with less than 10 Years of Service, 75% of Annual Base Pay;

(2) For Eligible Employees with at least 10 Years of Service, but less than 20 Years of Service, 100% of Annual Base Pay;

(3) For Eligible Employees with 20 or more Years of Service, 125% of Annual Base Pay.

(B) $2,000 per Year of Service up to 30 Years of Service ($60,000 maximum).

(C) The amount that would be accrued for vacation with respect to the Eligible Employee if the Eligible Employee continued to be employed until December 31, 2011.

(b) Elected Officers. The following Termination Benefits are available only to Eligible Employees who were elected as officers of the Company by written consent of the Board of Directors of the Company dated April 22, 2010 or at any meeting of the Board of Directors held after April 22, 2010 but before July 6, 2010:

(i) A lump sum payment equal to the sum of Annual Base Pay plus Full Bonus Equivalent plus Follow-on Benefits; and

(ii) Outplacement services for one year; and

(iii) If the Eligible Employee relocated in order to fill the position held by the Eligible Employee immediately prior to his or her Termination Date, relocation services in accordance with CPS 538.

Section 5. Timing of Payment of Termination Benefit. Provided that the Eligible Employee returns and does not revoke the release described in Section 2(f), the amount of the applicable Termination Benefit payable under Section 4 will be paid in a lump sum, less applicable tax withholdings, within 90 days following the Eligible

Employee’s Termination Date, but in no event later than March 15th immediately following the year in which the Eligible Employee’s Termination Date occurs. Notwithstanding the foregoing, to the extent that an Eligible Employee’s Termination Benefit constitutes deferred compensation with the meaning of Code section 409A, and the Employee is a “specified employee” with the meaning of Code section 409A, the amount of the Termination Benefit payable under Section 4 will be paid in a lump sum on the 1st day of the seventh month following the Eligible Employee’s Termination Date. If the Eligible Employee does not return or revokes such release, all Termination Benefits shall be permanently forfeited.

Section 6. Maximum Benefit Payable. Notwithstanding anything in the Plan to the contrary, if the total amount of benefits, including Plan benefits, provided to an Eligible Employee would result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the Company, in its sole discretion, may reduce the benefits provided under the Plan so that the total payment will not result in an excess parachute payment to the Eligible Employee.

Section 7. Further Conditions on Payment of Termination Benefit.

(a) The Company retains the right to condition payment of a Termination Benefit upon the Eligible Employee maintaining fully satisfactory work performance until the Eligible Employee’s Termination Date as agreed to by the Company, including the Eligible Employee’s faithful performance of any remaining obligations the Employee may owe to the Company such as prompt reimbursement to the Company for cash advances and debit balances and the return of all Company property.

(b) In the event an Eligible Employee who is entitled to a Termination Benefit becomes reemployed by the Company (or an Affiliate) prior to the first anniversary of his or her Termination Date, the Eligible Employee shall be obligated to repay to the Company the full amount of the Termination Benefit.

(c) If an Eligible Employee dies after he or she has signed the release of claims and the release of claims is delivered to the Company within the time limit provided in Section 2(f) of the Plan, then the Termination Benefit will be paid to the personal representative of his or her estate, in such capacity.

(d) The benefits under the Plan are in lieu of, and not in addition to, any other termination, severance, or similar benefits for which the Eligible Employee may be eligible under any Company plan, policy, agreement or arrangement (including but not limited to the Salaried Employee Plan). As a condition to receiving a benefit under the Plan, the Company may require that the Eligible Employee waive rights under all other plans, policies, agreements or arrangements providing termination, severance, or similar benefits or may reduce the amount payable under the Plan by the amount payable under any other such plan policy, agreement or arrangement.

Section 8. Administration. The Company shall be the named fiduciary of the Plan and the Plan Administrator for purposes of ERISA. The Company shall be responsible for the overall operation of the Plan and shall have the responsibility for the general operation of the Plan. In carrying out its operational duties under the Plan, the Company shall act through its Vice President, Total Rewards & Performance Management. The Company

may appoint or employ such persons as it deems necessary to render advice with respect to any responsibility of the Company under the Plan. The Claims Administrator and the Appeals Committee shall determine the eligibility of any Employee to participate in the Plan and the right of any Employee to any benefit and the amount of any benefit payable under the Plan to any individual. The Company shall have the sole discretion (i) to designate the Employees who are eligible to terminate employment under the Window, (ii) to accept or reject any Employee’s request to terminate employment under the Window, and (iii) to fill, or to decline to fill, any positions within the Company that are vacated by Employees who participate in the Window and to designate a job level and/or title for each any position. The Company, the Claims Administrator, and the Appeals Committee shall have the discretionary authority to interpret any term of the Plan.

Section 9. Claims Procedure. The Company shall notify each Eligible Employee whose termination request (i) has been rejected by the Company, or (ii) has been accepted by the Company and who is eligible to receive benefits under the Plan and shall provide any forms required in connection with application for such benefits. If any Employee disagrees with a rejection or the determination of his or her benefits, the Employee may submit a written statement to the Claims Administrator describing the basis of the claim for benefits, together with any forms required in connection with application for a benefit, at any time within the 120 day period following the date on which the Employee claims to have become entitled to the Termination Benefits.

(a) The procedures when a claim (whether relating to a rejection or the determination of benefits) under the Plan is wholly or partially denied are as follows:

(i) The Claims Administrator shall, within 90 days after receipt of a claim, furnish to claimant a written notice setting forth, in a manner calculated to be understood by claimant: (1) the specific reason or reasons for the denial; (2) specific reference to pertinent Plan provisions on which the denial is based; (3) a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) an explanation of the steps to be taken if the claimant wishes to have the denial reviewed; and (5) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review. The 90 day period may be extended for not more than an additional 90 days if special circumstances make such an extension necessary. The Claims Administrator shall give the claimant, before the end of the initial 90 day period, a written notice of such extension, stating such special circumstances and the date by which the Claims Administrator expects to render a decision.

(ii) By a written application filed with the Claims Administrator within 60 days after receipt by claimant of the written notice described in paragraph (a), the claimant or his or her duly authorized representative may request that the Appeals Committee review the denial of his or her claim by the Claims Administrator.

(iii) In connection with review by the Appeals Committee, the claimant or his or her duly authorized representative may submit issues,

comments, documents, records and other information relating to the claim for benefits under the Plan to the Appeals Committee. In addition, the claimant will be provided, upon request and free of charge, reasonable access to and copies of all documents, records, or other information “relevant” to claimant’s claim for benefits. A document, record, or other information is “relevant” if it: (1) was relied upon in making the benefit determination; (2) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or information was relied upon in making the benefit determination; or (3) demonstrates compliance with administrative processes and safeguards required under federal law.

(iv) The Appeals Committee will provide an impartial review that takes into account all comments, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee shall make a decision and furnish such decision in writing to the claimant within 60 days after receipt by the Appeals Committee of the request for review. This period may be extended by the Appeals Committee to not more than 120 days after such receipt if special circumstances make such an extension necessary. The claimant will be notified in writing prior to the expiration of the original 60 day period if such an extension is required, and such notice will include the reason for the extension and the date by which it is expected that a decision will be reached. The decision on review shall be in writing, set forth in a manner calculated to be understood by the claimant and shall include: (1) the specific reasons for the decision; (2) specific reference to the pertinent Plan provisions on which the decision is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; (4) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (5) a statement describing any voluntary appeal procedures and the claimant’s right to obtain information about such procedures, if any; and (6) a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. In the event that the Appeals Committee must make a determination of disability in order to decide a claim, the Appeals Committee shall follow the special claims procedures for disability benefits described in Department of Labor Regulation section 2560.503-1(d). The Appeals Committee shall render a decision within a reasonable time (not to exceed 90 days) after the claimant’s request for review, rather than within 120 days as set forth in the above paragraph.

(v) In filing a claim or appeal under this Section 7, an Employee at his or her option may act through an authorized representative.

Section 10. Funding. The Plan shall not be funded through a trust, insurance contract or otherwise, and all benefit payments from the Plan shall be made from the general assets of the Company. Accordingly, an Employee shall not have any claim against specific assets of the Company, and shall be only a general creditor, with respect to any rights he/she may have under the Plan.

Section 11. Amendment and Termination of Plan. The Plan may be amended, in whole or in part, at any time by action of the Committee or by any authorized delegate, without notice. The Plan may be terminated by action of the Committee at any time prior to an Eligible Employee’s Termination Date. Upon termination of the Plan by action of the Committee, the Company shall have no further liability hereunder, and all Termination Benefits payable to Eligible Employees who did not terminate employment before the date of Plan termination shall cease. The Plan shall terminate automatically when all Termination Benefits have been paid in full.

Section 12. No Assignment. No Termination Benefit payable under the Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against an Employee.

Section 13. Relationship to Other Benefits. An Employee’s Termination Benefit shall not be taken into account to increase any benefits provided (or to continue coverage) under any other plan, policy, or arrangement of the Company or any Affiliate, except as otherwise expressly provided in writing in the other plan, policy, or arrangement, including accelerating vesting or other rights under the Lockheed Martin Corporation Amended and Restated Incentive Performance Award Plan, the 2006 Management Incentive Compensation Plan (2006), or any successor plans.

Section 14. Governing Law. Except to the extent preempted by Federal law, the Plan shall be construed, administered and enforced according to the laws of the State of Maryland, without regard to its conflict of laws provisions. Notwithstanding anything herein to the contrary, payments under this Plan shall be made at a time and in a manner that satisfies the requirements of Internal Revenue Code Section 409A.